UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2024

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 12, 2024, upon the recommendation of its Governance and Nominating Committee, our Board of Directors appointed General (R) Paul E. Funk II to serve as a new member of our Board of Directors and to serve as a member of the Audit Committee of the Board. Our Board has determined that General Funk qualifies as an “Independent Director” within the meaning of Nasdaq Rule 5605 and that General Funk is independent under the Nasdaq Listing Rules’ independence standards for Audit Committee members.

General (R) Paul E. Funk II, age 61, served as an officer in the United States Army for forty-two years, where he served in various command and staff positions, to include command at every level, Company through Corps, including four Joint and Multi-National Commands and six combat deployments. General Funk has had four decades of experience in training management, including scheduling, resourcing, coordinating, and equipping at all echelons of the Army. From June 2019 to November of 2022, General Funk served as Commander of the United States Army Training and Doctrine Command. In that position, he led the people component of the United States Army, guiding the development of citizens into professional soldiers and leaders. He was responsible for a budget in excess of $4 billion and approximately 60,000 personnel including 1,200 ROTC and 1,800 JROTC programs. In addition, he served as Chancellor of Army University, which consists of 32 Army schools organized under 10 Centers of Excellence that recruit, train, and educate more than 900,000 soldiers and service members annually. He was also the Leader of CAC-T (Combined Arms Center – Training) which covers the Mission Command Training Program, the National Simulation Center, and Combat Training Centers. From March of 2017 to June of 2019, General Funk was a Commander of III Corps and Fort Hood, and Operation Inherent Resolve. In that position, commanded four combat divisions, a sustainment command, a cavalry regiment, a fires brigade, and multiple enabler units that equate to almost 100,000 Soldiers on five installations. General Funk deployed and led a coalition comprising over 72 nations in the fight against ISIS in Iraq and Syria for thirteen months. For his service in Operation Inherent Resolve, he was awarded the Defense Distinguished Service Medal – the United States’ 4th highest honor – for outstanding leadership in combat. From September 2015 to December 2017, General Funk served as Assistant Deputy Chief of Staff for the United States Army, where he was responsible for current and future operations, planning and training for the entire Army, including integration of policy, doctrine, and training.

General Funk currently serves as President of the Advisory Board of Katie’s Way Mental Health and as an Advisor to the Chairman of Tokyo Electron Ltd., USA. General Funk also currently serves as a member of the Boards of Advisors for ColdQuanta, Inc., DBA Infleqtion (a multi-platform quantum technology company), First Tee (a non-profit youth development organization), and Rheinmetall (a leading international systems supplier in the defense industry). General Funk earned a B.A. in Communications and Public Information from Montana State University and an M.S. in administration from Central Michigan University, and he completed a Senior Service College Fellowship at the University of Texas at Austin, Institute for Advanced Technologies.

General Funk’s distinguished career as an Army commander, including his extensive experience in leading significant military operations and personnel organizations, as well as his experience in managing large military budgets, provide the basis upon which the Company appointed him to the Board.

General Funk has no family relationships with any of the Company’s directors or executive officers. General Funk has not had any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: March 18, 2024	By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: Chief Executive Officer